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              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                    Exhibit 11.0
ZAPATA CORPORATION

Statement Regarding Computation of Per Share Earnings

                                                                  Three Months Ended           Nine Months Ended
                                                                  September 30, 2001          September 30, 2001
                                                                  ------------------          ------------------
Net income (in thousands)                                            $     14,312              $      3,515
Actual outstanding common shares at beginning of period                 2,390,849                23,888,708
Effect of one-for-ten reverse stock split                                      --               (21,499,837)
Other adjustments                                                              --                     1,621
                                                                     ------------              ------------

Weighted average common shares outstanding - basic                      2,390,849                 2,390,611

Net income per share - basic                                         $       5.99              $       1.47

Dilutive effect of outstanding options                                         17                        11

Weighted average common shares outstanding - diluted                    2,390,866                 2,390,622

Net income per share - diluted                                       $       5.99              $       1.47


                                                                  Three Months Ended           Nine Months Ended
                                                                  September 30, 2000          September 30, 2000
                                                                  ------------------          ------------------
Net loss (in thousands)                                           $           (7,408)         $          (10,526)
Actual outstanding common shares at beginning of period                   23,887,078                  23,887,078
Effect of one-for-ten reverse stock split                                (21,498,370)                (21,498,370)
                                                                  ------------------          ------------------


Weighted average common shares and common share equivalents
outstanding                                                                2,388,708                  2,388,708
Net loss per share (basic and diluted)                            $            (3.10)         $           (4.41)


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